Exhibit 99.1

Feb. 21, 2017	Edward Vallejo
Vice President, Financial Planning and Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and External Affairs
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS 2016 FOURTH QUARTER AND YEAR-END RESULTS

•

2016 GAAP diluted earnings per share were $2.62; adjusted diluted earnings per share were $2.84 (a non-GAAP measure), excluding the $0.22 per share impact of the Freedom Industries chemical spill binding global agreement in principle (the “Settlement”)

•	Fourth quarter 2016 GAAP diluted earnings per share were $0.57

•	Company affirms 2017 earnings guidance from continuing operations of $2.98 to $3.08 per diluted share

•	Projects 2017 dividend growth to be at the top of long term EPS compound annual growth range of 7 to 10 percent

VOORHEES, N.J., Feb. 21, 2017 – American Water Works Company, Inc. (NYSE: AWK) today reported results for the fourth quarter and year ended Dec. 31, 2016.

“American Water continued our strong growth in 2016.” said Susan Story, president and CEO of American Water. “We invested a record $1.5 billion in 2016, the majority of which was for infrastructure which improves our long-term service reliability and water quality for our customers. We also added approximately 42,000 customers through acquisitions, 13,000 through organic growth and have pending acquisitions representing another 40,000 customers.”

“Additionally, we achieved exceptional drinking water quality results which were 21 times better than the industry average. We further improved our O&M efficiency ratio to 34.9 percent, allowing us to continue to invest in our infrastructure while keeping our services affordable for our customers,” added Story. “Through a continued focus on engaged employees, smart investments, safe and efficient operations and highly satisfied customers, American Water has a pathway to sustainable growth and financial performance.”

PRESS RELEASE	1	www.amwater.com

Consolidated Results

The company’s three months and year ended results are included in the table below.

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change

Diluted earnings per share:
Net income attributable to common stockholders	$0.57	$0.55	3.6%	$2.62	$2.64	(0.8%)
Plus
Impact of the Settlement	-	-		0.36	-
Tax Impact of the Settlement	-	-		(0.14)	-
Net Adjustment	-	-		0.22	-
Adjusted diluted earnings per share:	$0.57	$0.55	3.6%	$2.84	$2.64	7.6%

In the fourth quarter 2016, income from continuing operations increased $0.02 per diluted share compared to the prior year. Net income from the Regulated Businesses was up $0.01 per diluted share with continued strong revenue growth partially offset by the timing of certain operation and maintenance (O&M) expenses. Net income from the Market-based Businesses was up $0.01 per diluted share primarily due to price redeterminations in the Military Services Group.

For the full year 2016, GAAP income from continuing operations decreased $0.02 per diluted share compared to the prior year. Included in the 2016 amount was an after-tax charge of $39 million, or $0.22 per diluted share, related to the Settlement. Excluding the impact of the Settlement, net income was $2.84, up 7.6 percent mainly due to the Regulated Businesses from additional authorized revenue from investments, acquisitions and organic growth. Although the Military Services Group was able to offset some of the previously discussed headwinds, net income in the Market-based Businesses was slightly down for the year.

On Oct. 31, 2016, a federal court in West Virginia approved the preliminary principles, terms and conditions of a binding global agreement in principle to settle all consolidated claims in both federal and state courts arising from the Freedom Industries chemical spill on Jan. 9, 2014. The Settlement is not an admission of any liability or fault on the part of the company or its employees. The Settlement resulted in a $39 million, or $0.22 per share, after-tax charge recognized in the third quarter.

For the full year 2016, the company made capital investments of approximately $1.5 billion, a record level of investment, including $1.3 billion to improve infrastructure in the Regulated Businesses to provide safe, clean and reliable service to its customers and over $199 million for regulated acquisitions.

Regulated Businesses

For the fourth quarter 2016, net income in the Regulated Businesses was $98 million, compared to $96 million for the same period in 2015. These results were driven by additional authorized revenue and surcharges to support infrastructure investments, acquisitions and organic growth. Partially offsetting increased revenue was higher O&M expense, largely due to timing of certain maintenance, repairs, and tank painting completed in the fourth quarter of 2016.

For the full year 2016, net income was $472 million, compared to $473 million for the same period in 2015. Excluding the $39 million after-tax impact of the Settlement, adjusted net income (a non-GAAP financial measure) for 2016 was $511 million, up $38 million from prior year. These results were primarily due to revenue growth of $128 million to support continued infrastructure investments to benefit customers, and acquisitions and organic growth, partially offset by higher depreciation expense from increased infrastructure investments.

For the full year 2016, the company received approximately $92 million in additional annualized authorized revenues from general rate cases, step increases, and infrastructure charges. Following the close of 2016, the company also received approximately $3 million in additional annualized revenues from infrastructure surcharges and approximately $31 million from general rate cases. The company is awaiting final orders or proposed settlements for general rate cases in four states, requesting approximately $57 million in total additional revenues, $5 million step increases, and $10 million in infrastructure surcharges. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.

For the full year 2016, adjusted O&M efficiency ratio (a non-GAAP financial measure) improved to 34.9 percent, compared to 35.9 percent for the full year of 2015. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.

PRESS RELEASE	2	www.amwater.com

Market-based Businesses

For the fourth quarter of 2016, net income in the Market-based Businesses was $13 million, compared to $11 million for the same period in 2015. The Military Services Group was able to overcome previously discussed headwinds with price redeterminations and the 2016 addition of Vandenberg Air Force Base.

For the full year 2016, net income was $39 million, compared to $42 million for the same period in 2015. Although revenue at the Homeowner Services Group was higher by $11 million, it was more than offset by higher claims, marketing expenses, and costs associated with an investment in a new customer information system. Also, Keystone Clearwater results for the year were essentially earnings neutral, as anticipated.

Dividends

On Dec. 9, 2016, American Water’s board of directors declared a quarterly cash dividend payment of $0.375 per share of common stock, payable on Mar. 1, 2017, to all stockholders of record as of Feb. 7, 2017.

American Water’s dividend has increased at the top end of its long-term 7 to 10 percent EPS compound annual growth range over the last four years. As the company continues to execute on its strategy and earnings growth, it expects 2017 dividend growth to be at the top of the long term EPS growth range. Future dividends are subject to approval of the American Water Board of Directors.

2017 Earnings Guidance

American Water has affirmed its 2017 earnings guidance from continuing operations to be in the range of $2.98 - $3.08 per diluted share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

This press release includes a presentation of adjusted net income and adjusted diluted earnings per share. These items constitute “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures are derived from American Water’s consolidated financial information but are not presented in its financial statements prepared in accordance with GAAP. Adjusted net income and adjusted earnings per share are defined as GAAP net income attributable to common stockholders and diluted earnings per common share, respectively, in each case excluding the impact of the Settlement in the third quarter of 2016. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered alternatives to the GAAP measures.

Management uses adjusted earnings per share to evaluate the company’s period-over-period performance and as a performance goal in both the company’s annual and long-term compensation programs, and believes that the presentation of these non-GAAP financial measures is useful to the company’s investors because it provides an indication of the company’s baseline performance excluding an item that is not considered to be reflective of ongoing results. Management does not intend results excluding the adjustment to represent results as defined by GAAP, and the reader should not consider them as indicators of the company’s performance. The company’s definition of these non-GAAP financial measures may not be comparable to the same or similar measures used by other companies, and, accordingly, they may have significant limitations on their use.

This press release also includes a presentation of the adjusted Regulated O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, the impact of the Settlement, the impact of abnormal weather, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a “non-GAAP financial measure” under SEC rules. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to any GAAP measure.

Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water, abnormal weather, the Settlement and the allocable portion of non-O&M support services costs. The company’s definition of this metric may not be comparable to the same or similar measures used by other companies, and, accordingly, this non-GAAP financial measure may have significant limitations on its use.

Set forth in this release are tables that reconcile adjusted earnings per share and the components used to calculate adjusted O&M efficiency ratio to the most directly comparable GAAP financial measure.

PRESS RELEASE	3	www.amwater.com

2016 Year-end and Fourth Quarter Earnings Conference Call

The 2016 year-end and fourth quarter earnings conference call will take place on Wednesday, February 22, 2017, at 9 a.m. Eastern Standard Time. Interested parties may listen to the conference call over the Internet by logging on to the Investor Relations page of the company’s website at https://amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

Following the earnings conference call, an audio archive of the call will be available through March 1, 2017.  U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529.  International callers may listen by dialing 1-412-317-0088. The access code for replay is 10100048. The online webcast will be available at American Water’s investor relations homepage at http://ir.amwater.com through March 24, 2017. After that, the archived webcast will be available for one year at http://ir.amwater.com.

About American Water

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found by visiting amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2017 earnings guidance, projected dividend growth, the outcome of pending acquisition activity and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, permitting, and other decisions; changes in laws, governmental regulations and policies, including environmental, health and safety, water quality, and public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections; potential costs and liabilities of American Water for environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers, including, for example, water management solutions focused on customers in the natural gas exploration and production market; the outcome of litigation and government action related to the Freedom Industries chemical spill in West Virginia, including matters pertaining to the Settlement; weather conditions, patterns or events or natural disasters, including drought or abnormally high rainfall, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes, tornadoes, electrical storms and solar flares; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure, including its operational and information technology (IT) systems, and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; the intentional or unintentional acts of a third party, including contamination of its water supplies or water provided to its customers; exposure or infiltration of its critical infrastructure, operational technology and IT systems through physical or cyber-attacks or other disruptions; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully meet growth projections and capitalize on growth opportunities, including its ability to, among other things, acquire and integrate water and wastewater systems into its regulated operations and enter into contracts and other agreements with, or otherwise obtain, new customers in its Market-based Businesses; cost overruns relating to improvements in or the expansion of its operations; our ability to maintain safe work sites; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; changes in general economic, political, business and financial market conditions; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on its current or future debt that could increase its financing costs or funding requirements or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its financing costs and funding requirements; changes in Federal or state income tax laws, including tax reform, the availability of tax credits and tax abatement programs, and the ability to utilize its U.S. and state net operating loss carryforwards; migration of customers into or out of its service territories; the use by municipalities of the power of eminent domain or other authority to condemn its systems; difficulty in obtaining, or the inability to obtain, insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges related to American Water’s goodwill or other assets; civil disturbances, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts; and the impact of new accounting standards or changes to existing standards.

PRESS RELEASE	4	www.amwater.com

These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in the company’s annual and quarterly SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. The company does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the Federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

PRESS RELEASE	5	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations

In millions except per share data

	Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
	(Unaudited)
Operating revenues	$802	$783	$3,302	$3,159
Operating expenses:
Operation and maintenance	373	380	1,504	1,404
Depreciation and amortization	120	112	470	440
General taxes	63	59	258	243
Gain on asset dispositions and purchases	(2)	—	(10)	(3)
Total operating expenses, net	554	551	2,222	2,084
Operating income	248	232	1,080	1,075
Other income (expenses):
Interest, net	(83)	(79)	(325)	(308)
Other, net	1	5	15	15
Total other income (expenses)	(82)	(74)	(310)	(293)
Income before income taxes	166	158	770	782
Provision for income taxes	65	59	302	306
Net income attributable to common stockholders	$101	$99	$468	$476

Basic earnings per share
Net income attributable to common stockholders	$0.57	$0.55	$2.63	$2.66
Diluted earnings per share
Net income attributable to common stockholders	$0.57	$0.55	$2.62	$2.64

Weighted-average common shares outstanding
Basic	178	179	178	179
Diluted	178	180	179	180
Dividends declared per common share	$0.75	$0.68	$1.50	$1.36

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information

In millions

	December 31,	December 31,
	2016	2015

Cash and cash equivalents	$75	$45
Other current assets	709	612
Total property, plant and equipment	14,992	13,933
Total regulatory and other long-term assets	2,706	2,651
Total Assets	$18,482	$17,241

Short-term debt	$849	$628
Current portion of long-term debt	574	54
Other current liabilities	969	851
Long-term debt	5,759	5,874
Total regulatory and other long-term liabilities	3,895	3,664
Contributions in aid of construction	1,218	1,121
Total stockholders' equity	5,218	5,049
Total Capitalization and Liabilities	$18,482	$17,241

PRESS RELEASE	6	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies

Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In millions

	2016	2015	2014
	(in millions)
Total operation and maintenance expenses	$1,504	$1,404	$1,350
Less:
Operation and maintenance expenses—Market-Based Businesses	372	358	289
Operation and maintenance expenses—Other	(44)	(49)	(51)
Total regulated operation and maintenance expenses	1,176	1,095	1,112
Less:
Regulated purchased water expenses	122	117	122
Allocation of non-operation and maintenance expenses	30	35	39
Impact of Freedom Industries chemical spill in West Virginia	—	—	10
Impact of binding global agreement in principle	65	—	—
Estimated impact of weather	—	—	(2)
Adjusted regulated operation and maintenance expenses (a)	$959	$943	$943
Total operating revenues	$3,302	$3,159	$3,011
Less:
Operating revenues—Market-Based Businesses	451	434	355
Operating revenues—Other	(20)	(18)	(18)
Total regulated operating revenues	2,871	2,743	2,674
Less:
Regulated purchased water revenues*	122	117	122
Add:
Impact of Freedom Industries chemical spill in West Virginia	—	—	1
Estimated impact of weather	—	—	17
Adjusted regulated operating revenues (b)	$2,749	$2,626	$2,570
Adjusted O&M efficiency ratio (a)/(b)	34.9%	35.9%	36.7%

*Calculation assumes purchased water revenues approximate purchased water expenses.

PRESS RELEASE	7	www.amwater.com